Execution Version

CONTRIBUTION AGREEMENT TO THE PROPERTY OF TRUST F/2868 (TWO THOUSAND EIGHT HUNDRED SIXTY EIGHT) (THIS “AGREEMENT”), dated March 10, 2017, pursuant to the following recitals, representations and clauses, by and between each of:

PARTIES

I.	MANUEL COSME ODABACHIAN (“MCO”), on his own behalf;

II.	CARLOS FERNANDO ALAMAN VOLNIE (“CAV”), on his own behalf, and

III.	ONCBIOMUNE PHARMACEUTICALS, INC., a Nevada corporation (“OBMP”), represented herein by Andrew Albert Kucharchuk.

RECITALS

WHEREAS, the parties hereto, simultaneously to the execution hereof, have entered into a trust agreement, dated March 10, 2017, identified as No. F/2868 (two thousand eight hundred sixty eight) (the “Trust” or “Trust Agreement”), whereby MCO, CAV and OBMP acted in their capacity as trustors and beneficiaries, and Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver (the “Trustee”), acted in its capacity as trustee, for the purpose of establishing a vehicle for a business venture between MCO, CAV and OBMP for the development and commercialization of OBMP’s vaccine technology and other OBMP cancer technologies in Mexico, as well as in connection with expediting clinical development and marketing of OBMP’s therapeutic candidates in Mexico and other countries and territories in Latin America.

WHEREAS, MCO and CAV, along with certain other shareholders of OBMP, simultaneously to the execution hereof, have entered into a shareholders’ agreement in their capacity as direct or indirect shareholders of OBMP (as applicable) (the “Shareholders’ Agreement” and together with the Trust Agreement, the “Related Agreements”).

NOW THEREFORE, based on the foregoing premises and the representations, warranties, covenants and agreements set forth herein, the parties hereby agree as follows:

CLAUSES

CLAUSE I: DEFINITIONS AND INTERPRETATION

Clause 1.1 Defined Terms. In this Agreement, capitalized terms used herein shall have the following meaning, in the understanding that capitalized terms not defined herein shall have the respective meanings assigned to such terms in the Trust Agreement.

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“Affiliate” means, in connection with any Person (i) any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person, or (ii) any other Person that owns or controls 50% (fifty percent) or more of the shares or membership interests issued, and with voting rights, of such Person, or (iii) any officer, managing member, executive, or manager of such Person, or (iv) any other Person that is an officer, executive, managing member, manager, or holds 50% (fifty percent) or more of the shares or membership interests with voting rights of any of the Persons mentioned in subsections (i) to (iii) of this definition.

“Agreement” has the meaning set forth in the preamble.

“CAV” has the meaning set forth under Parties.

“Closing” has the meaning set forth in Clause 2.2.

“Confidential Information” has the meaning set forth in Clause 5.1(b).

“Control” means the authority to determine the management, and the policies of a Person, directly or indirectly, whether through holding securities or membership interests with voting rights, through an agreement, or otherwise.

“Dollars” means the legal currency of the United States of America.

“Excluded Business” or “Excluded Businesses” has the meaning set forth in Clause 5.2(a).

“Excluded Contracts” has the meaning set forth in Exhibit “A”.

“General Indemnity Survival Period” has the meaning set forth in Clause 4.3(a)(iv).

“Governmental Authority” means any Federal, State, Municipal, or local authority in the United States of America or Mexico.

“IFRS” shall mean International Financial Reporting Standards.

“Indemnified Person” means the person granting the indemnities referred to in Clause IV hereof, which shall be either of the following, as applicable: (i) MCO and CAV (jointly), or (ii) OBMP.

“Indemnifying Party” means the person granting the indemnities referred to in Clause IV hereof, which shall be either the MCO and CAV (jointly and severally in accordance with their respective pro rata percentage of the OBMP Shares they both hold) or OBMP, as applicable

“LGSM” means the General Law of Companies (Ley General de Sociedades Mercantiles), as amended, or supplemented from time to time.

“LIC” means the Credit Institutions Law (Ley de Instituciones de Crédito), as amended, or supplemented from time to time.

“Losses” has the meaning set forth in Clause 4.1(a).

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“Material Adverse Effect” means any adverse effect upon or change in the condition (financial or otherwise) of Vitel Mexico and/or OBMP, or on their ability to continue or conduct the Vitel Business or the OBMP Business, as applicable, which is Material.

“Material Contract” means any agreement or contract (i) involving aggregate payments to or by Vitel or OBMP, as applicable, in excess of US$50,000.00 (fifty thousand Dollars 00/100); or (ii) which is outside the Vitel Business or the OBMP Business, as applicable; or (iii) containing covenants limiting the ability of Vitel or OBMP, as applicable, to compete in any line of business with any Person or in any area or territory; or (iv) which binds Vitel or OBMP, as applicable, to a term of more than one (1) year; or (v) imposes a lien or encumbrance on the assets of Vitel or OBMP, or on the Vitel Shares or the OBMP Shares. All Material Contracts are listed in Schedule I (q) and Schedule II (r) hereof, except in the case of OBMP, those contracts filed with the Securities and Exchange Commission in the United States of America as material contracts, which are not listed separately.

“Material” or “Materially” means, when used to qualify an event, action, condition, omission, or representation, warranty, covenant or other provision of this Agreement, any circumstance, condition, event, series of substantially similar or substantially related circumstances, conditions or events, that has, in the aggregate, a cost or expense in excess of US$50,000.00 (fifty thousand Dollars 00/100).

“MCO” has the meaning set forth under Parties.

“Mexico” means the United Mexican States.

“OBMP” has the meaning set forth under Parties.

“OBMP Business” means pharmaceutical development and sales.

“OBMP Governmental Permit” has the meaning set forth in Clause 3.2 (x).

“OBMP Indemnified Person” has the meaning set forth in Clause 4.1(a).

“OBMP IP Rights” has the meaning set forth in Clause 3.2 (gg).

“OBMP’s Knowledge” means the actual knowledge of Jonathan F. Head or Andrew A. Kucharchuk.

“OBMP Licensed IP Rights” has the meaning set forth in Clause 3.2 (gg).

“OBMP Mexico” means Oncbiomune Mexico, S.A. de C.V., a Mexican variable stock corporation, 50% (fifty per cent) of which is owned by OBMP and 50% (fifty per cent) is owned by Vitel.

“OBMP Owned IP Rights” has the meaning set forth in Clause 3.2 (gg).

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“OBMP Pipeline” shall mean the following:

(a) Ovcavax® Ovarian Cancer;

(b) PA-OBC – Breast Cancer;

(c) PGT-OBM – Renal Cancer; and

(d) Any other product under development, developed or to be developed by OBMP and/or by Dr. Jonathan F. Head in collaboration, under contract or under any other type of business relationship with OBMP or with any OBMP related Person.

“OBMP Products” shall mean the following:

(a) Proscavax® Prostate Cancer;

(b) OBMP Pipeline; and

(c) OBMP vaccine technology, OBMP cancer technologies for the treatment of prostate, ovarian and various other types of cancer and any other technology for medical treatment, drug or medical treatment owned by OBMP or by any OBMP related Person or that use or are based on the technology included in the OBMP IP Rights, the OBMP Licensed IP Rights, the OBMP Owned Rights or the OBMP Registered IP Rights.

“OBMP Registered IP Rights” has the meaning set forth in Clause 3.2 (kk).

“OBMP Shares” means 61,158,013 shares of common stock and 5,000,000 shares of Series B preferred stock of OBMP.

“Person” means any natural or legal person, trust, joint venture, partnership or company, Governmental Authority, or any other entity of any kind, with or without its own legal capacity.

“Related Agreements” has the meaning set forth in the recitals,

“Restricted Business” has the meaning set forth in Clause 5.2(a).

“ROW Opportunity” has the meaning set forth in Clause 5.2(b).

“Shareholders’ Agreement” has the meaning set forth in the recitals, as the same may be amended, whether in whole or in part, supplemented, or otherwise altered, renewed, or extended at any time.

“Third Party Claim” has the meaning set forth in Clause 4.4(a).

“Transactions” has the meaning set forth in Clause 2.2.

“Trust” or “Trust Agreement” has the meaning set forth in the recitals.

“Trustee” has the meaning set forth under Parties.

“U.S. GAAP” means generally accepted accounting principles in the United States of America.

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“Vitel” means Vitel Laboratorios, S.A. de C.V., a Mexican variable stock corporation.

“Vitel Business” means pharmaceutical development and sales.

“Vitel Governmental Permit” has the meaning set forth in Clause 3.1 (w).

“Vitel Indemnified Person” has the meaning set forth in Clause 4.2.

“Vitel IP Rights” has the meaning set forth in Clause 3.1 (ff).

“Vitel Licensed IP Rights” has the meaning set forth in Clause 3.1 (ff).

“Vitel Owned IP Rights” has the meaning set forth in Clause 3.1 (ff).

“Vitel Products” shall mean the following:

(a) Any other product under development, developed or to be developed by Vitel that use or are based on any Vitel IP Rights, Vitel Licensed IP Rights, the Vitel Owned IP Rights and the Vitel Registered IP Rights, or under contract or under any other type of business relationship involving a Material Contract, the Vitel IP Rights, the Vitel Licensed IP Rights, the Vitel Owned IP Rights and the Vitel Registered IP Rights.

“Vitel Registered IP Rights” has the meaning set forth in Clause 3.1 (jj).

“Vitel Shares” means 98 (ninety eight) shares of the fixed capital stock of Vitel, representing 98% of its outstanding capital stock.

Clause 1.2 Interpretation of Defined Terms. The definitions set forth in the preceding Clause shall apply both in the singular and plural form of such terms. When the context requires it, any pronoun shall include the corresponding male, female, and neutral form. Unless the context requires otherwise, all references to clauses, paragraphs, subsections, items, or numbers of clauses of this Agreement, and all references to schedules and exhibits, shall be deemed to be references to schedules and exhibits to this Agreement, which are hereby incorporated by reference to form an integral part of this Agreement. Unless the context requires otherwise, the words (a) “hereof”, “herein”, “hereunder”, “pursuant hereto”, “below”, and words with similar meaning when used in this Agreement, shall be deemed to refer to this Agreement in its entirety, and not to any specific clause, paragraph, subsection, item, or number of this Agreement; (b) “include”, “includes”, and “including” shall be deemed followed by the phrase, “but not limited to”, unless otherwise specified; and (c) “asset”, or “property” shall be deemed to have the meaning and effect, and to refer to, each and every one of the assets and property, whether tangible or intangible, including cash, shares, or interests, representing the capital stock of any company or Person, securities, income, lease and contractual rights. Likewise, references to (i) any agreement, contract, document, or instrument, includes the reference to such agreement, contract, document, or instrument, as amended, whether in whole or in part, supplemented, or otherwise altered from time to time, and (ii) any law, rule, or regulation, includes the amendments thereto from time to time, or any law, rule, or regulation that replaces them.

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CLAUSE II: CONTRIBUTION OF ASSETS; CONDITIONS TO CONTRIBUTION

Clause 2.1 Contribution. As per the terms of the Trust Agreement, the parties hereby acknowledge their contribution, assignment, transfer, conveyance and delivery to the Trustee, free and clear of any liens or encumbrances, the following assets:

(a) MCO and CAV transfer the Vitel Shares to the Trustee, and

(b) OBMP transfers the OBMP Shares to the Trustee.

The Trustee, as provided in the Trust Agreement, accepted and acquired from each party, all the right, title and interest in the Vitel Shares and the OBMP Shares as of this date from each party. As per the terms of the Trust Agreement, the Trustee has acknowledged the receipt of such assets, and as of the date hereof the Vitel Shares and the OBMP Shares shall form part of the Trust Property, solely in furtherance of the Trust Purposes (as such terms are defined in the Trust Agreement).

Clause 2.2 Conditions to the Transaction. The obligations of the parties hereto, as well as the obligations of the parties to the Shareholders’ Agreement to consummate the transactions contemplated by this Agreement and the Related Agreements (collectively, the “Transactions”) at a closing to be held on the date hereof (the “Closing”) is subject to the fulfillment of each of the following conditions: (i) as applicable, MCO and CAV will have obtained and delivered to OBMP customary payoff letters and lien release documentation reasonably satisfactory to OBMP and their counsel relating to the repayment of all debt of Vitel, including the termination of all liens on any assets of Vitel securing any such debt; (ii) MCO and CAV will have forgiven all stockholder loans and related party debt to Vitel and its shareholders and their Affiliates on such terms that are consistent with the provisions hereof, and provided to OBMP and Vitel (as applicable) releases in respect of any claims by MCO and CAV against Vitel or OBMP relating to such loans; (iii) MCO and CAV will have obtained and delivered to OBMP the resignations of each of the directors and officers of Vitel including MCO and CAV; (iv) Vitel will have an amount of working capital of $10,000.00 (ten thousand Dollars 00/100) as of the consummation of the Transactions; (v) each of Vitel and OBMP shall have a total indebtedness in their balance sheet as of the date hereof in an amount of no greater than $450,000.00 (four hundred and fifty thousand Dollars 00/100) as set forth in the schedules of assets and liabilities of Vitel and the financial statements of OBMP, attached hereto as Schedule 3.1(k) and Schedule 3.2(l), respectively; (vi) each of MCO and CAV shall have entered into employment agreements with Vitel in form and substance satisfactory to OBMP; (vii) Vitel and OBMP shall each have received all necessary governmental, board of directors and third-party approvals and consents to the Transactions; (viii) Vitel Asesores, S.C. shall each have transferred all intellectual property in its name to Vitel; and (ix) MCO and CAV shall each have transferred one (1) share of the fixed capital stock of Vitel representing 2% of its outstanding capital stock to OBMP. Promptly following the Closing, OBMP shall direct the Trustee to sign the written consents necessary to amend OBMP’s charter and bylaws substantially in the form of the documents attached to the Shareholder’s Agreement as Exhibit E and to elect MCO, CAV, Jonathan F. Head and Andrew A. Kucharchuk as directors of Vitel and such directors to elect MCO, CAV, Jonathan F. Head and Andrew A. Kucharchuk as officers of Vitel; and Vitel Asesores, S.C. shall have changed its name to a name not containing the word “Vitel”.

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CLAUSE III: REPRESENTATIONS AND WARRANTIES

Clause 3.1 Representations and Warranties of MCO and CAV. Except as set forth in the Schedules prepared by MCO and CAV and attached hereto, each of MCO and CAV hereby represents and warrants, individually with respect to themselves, and jointly and severally with respect to Vitel, that all statements contained in this Clause 3.1 are true, complete and correct with respect to themselves as of the date of this Agreement. Moreover, MCO and CAV hereby represent that there has been no omission of information of relevant aspects that would adversely affect the transaction between the parties of that if known by OBMP, would have had as a reasonable result that OBMP would have decided not to enter into this Agreement:

(a) Each is an individual, resident of Mexico, and Vitel is a variable stock corporation, duly organized and validly existing under the laws of Mexico;

(b) Each has full legal capacity and all requisite power and authority to enter into and comply with their obligations under this Agreement pursuant to its terms;

(c) Entering into and performing under this Agreement does not entail a violation or breach of (i) any agreement, contract, license, resolution or order to which MCO, CAV or Vitel is a party (as applicable), or to which any of their assets is subject; or (ii) any law, regulation, circular letter, order, decree from any Governmental Authority, its corporate bylaws or any of its governing documents, applicable to each of MCO, CAV or Vitel (as applicable);

(d) Each is the sole and exclusive owner of 49 shares (together, a total of 98 shares of the fixed capital stock of Vitel) which together represent 98% of the outstanding capital stock of Vitel, which have been duly authorized, validly issued, fully paid and non-assessable and having no connection to illegal activities, and are free from all liens, conditions, limitations or restrictions on ownership, or any option or preferential right of any kind, except for the restrictions set forth in the bylaws of Vitel and in the LGSM (as such term is defined below), which have been obtained from legal sources, as a result of activities performed within the framework of the law, and that there is no connection whatsoever to illegal activities;

(e) Each of MCO and CAV shall transfer to the Trustee, as provided herein and for the Trust Purposes, ownership of and title over his portion of the Vitel Shares;

(f) The 49 shares of Vitel (together, a total of 98 shares of the fixed capital stock of Vitel) that each currently owns are not subject to any contract, agreement, or any other document that pursuant to its terms (i) creates a call option or purchase right, or any other right to acquire such shares, in favor of a third party; or (ii) restricts, in any way, any assignment, transfer, or pledge, except for the restrictions set forth in the bylaws of Vitel and in the LGSM;

(g) Except for the authorizations that, as applicable, have been obtained and are in full force and effect, no authorization or approval whatsoever is required to enter into this Agreement, or to comply with or perform the obligations assumed by each of MCO and CAV in terms of this Agreement, which are legal, valid, binding, and enforceable against him pursuant to their respective terms;

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(h) As of this date there is no, and to the best of their knowledge there is no risk that any, action, complaint, claim, legal requirement, or proceeding will be filed before any court, governmental agency, arbitrator, or judicial body with regard to him or his property or Vitel or the property of Vitel (i) that affects the legality, validity, or enforceability of this Agreement, (ii) the legal title over the Vitel Shares that each of MCO and CAV owns, or the transfer of the Vitel Shares to the Trustee in accordance with the terms of the Trust Agreement, (iii) that prevents the consummation of any of the transactions contemplated herein, or (iv) that may affect the value of OBMP’s investment in the Vitel Shares;

(i) Except as provided in Schedule 3.1 (i) hereof, there is no action, proceeding, arbitration, investigation or audit, whether civil, criminal, administrative or judicial action pending or, to MCO and CAV’s knowledge, threatened, against or involving MCO and CAV or Vitel as of the date of this Agreement. There are no judgments, rulings, assessments or injunctions currently outstanding against Vitel;

(j) Except as provided in Schedule 3.1 (j) hereof, Vitel does not own, directly or indirectly, any equity interest or ownership stake in any Person, and has no commitment to contribute to the capital of, make loans to, or share in the losses of, any Person;

(k) True and complete copies of a list of assets and liabilities of Vitel as of February 28, 2017 and as are set forth in Schedule 3.1 (k) hereto. Such list has been prepared from, are in accordance with and accurately reflect, the books and records of Vitel, have been prepared in accordance with applicable law and IFRS and fairly present the changes in income, stockholders’ equity and financial position of Vitel, as of the times and for the periods referred to therein and properly reflect the financial position and results of operation of Vitel. Vitel maintains a standard system of accounting established and administered in accordance with IFRS. There has been no material adverse change in the business, results of operations, condition (financial or otherwise) or prospects of Vitel since February 28, 2017;

(l) Vitel does not have any undisclosed liabilities, and (i) as of the date hereof, Vitel has an amount of working capital of $10,000.00 (ten thousand Dollars 00/100), (ii) as of February 28, 2017 has a total indebtedness in its balance sheet in an amount of no greater than $450,000.00 (four hundred and fifty thousand Dollars 00/100), as evidenced in Schedule 3.1 (k) (exclusive of Vitel’s related party debt, as discussed in Clause 2.2 hereof); and (iii) after February 28, 2017 has incurred debt only in the normal course of Vitel’s business operations, with the understanding that no other debts have been incurred as of the date hereof that would have a Material Adverse Effect on Vitel;

(m) Except for the execution and delivery of this Agreement or as set forth in Schedule 3.1 (m), Vitel has conducted the Vitel Business only in the ordinary course, and there has not been a Material Adverse Effect in Vitel;

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(n) Set forth on Schedule 3.1 (n) is a true, correct and complete list of all real property owned or leased by Vitel and all real property leases, surveys, encumbrances, and material documents relating to such real property. Vitel has good and marketable title to its respective estate in the owned real property. To MCO and CAV’s knowledge, there is no actual or proposed condemnation, requisition or taking by any Governmental Authority of any portion of the real property or any existing or proposed plan to modify or realign any street or highway abutting the real property. Vitel does not have any right, title or interest in any real property other than the real property listed in Schedule 3.1 (n);

(o) Vitel has good title to all of the tangible personal property reflected in the financial statements, free and clear of all encumbrances. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by Vitel are in good operating condition and repair (reasonable wear and tear excepted) and are reasonably fit and usable for the purposes for which they are being used;

(p) The current use of the real property is a lawful use and Vitel holds the necessary consents governing that use. To MCO and CAV’s knowledge, such real property is not in violation of any applicable laws or third party rights;

(q) Schedule 3.1 (q) hereto sets forth a true, complete and correct list of every Material Contract to which the Vitel is a party;

(r) Except as set forth in Schedule 3.1 (r), (i) there is not and, to MCO and CAV’s knowledge, there has not been any claim nor has it been alleged by any Person, with respect to any Material Contract, any existing or uncured breach or event that, with notice or lapse of time or both, would constitute a breach on the part of Vitel, or, to MCO and CAV’s knowledge, on the part of any other party thereto, and to MCO and CAV’s knowledge, none of the foregoing has been threatened in writing; (ii) no consent from, or notice to, any governmental entity or other Person is required in order to maintain in full force and effect any of Vitel’s contracts following the consummation of this Agreement (other than such consents that have been obtained and such notices that have been duly given); and (iii) each of Vitel’s contracts is in full force and effect and is valid and enforceable in accordance with its terms against the other parties thereto and, to MCO and CAV’s knowledge, to other parties thereto;

(s) There exist no contracts where the shareholders of Vitel (or one of its Affiliates other than Vitel) are a party by which Vitel receives any rights or benefits, including supply contracts;

(t) Schedule 3.1 (t) includes a list of all policies of fire and casualty, liability and other forms of insurance maintained by or on behalf of Vitel, along with the name of the holder of each such policy, and the amount of coverage and of any deductible under each such policy. Each policy listed on Schedule 3.1 (t) is in full force and effect. No notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, or increase of the premium for any such insurance policy listed on Schedule 3.1 (t) has been received by MCO or CAV, or to their knowledge, by Vitel. There is no default with respect to any provision contained in any such insurance policy and there has not been any failure to give any notice or present any claim under any such insurance policy in a timely fashion or in the manner or detail required by any such insurance policy that would have a Material Adverse Effect on the ability of Vitel to enjoy the benefits of any such insurance policy;

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(u) To MCO and CAV’s knowledge, Vitel has complied (except for such past noncompliance which has been fully resolved, including payment of all fines, penalties or other sanctions) and is in compliance, with all applicable environmental laws, including all consents issued pursuant to applicable environmental laws;

(v) Neither MCO and CAV nor Vitel have received any written notice from any governmental entity or third party alleging that Vitel is not in compliance with, or has or may have any liability or investigatory, corrective or remedial obligation under, any environmental law the matter underlying which has not been fully resolved, including payment of all fines, penalties, or other sanctions;

(w) Schedule 3.1 (w) sets forth a true, correct and complete list of all valid, subsisting and in good standing governmental permits with respect to: (a) the ownership or use of Vitel’s properties and/or; (b) the operation of the Vitel Business, in either case that are held by or for the benefit of Vitel (the “Vitel Governmental Permits”). Except for the Vitel Governmental Permits, there are no other governmental permits necessary for: (a) the ownership or use of Vitel’s properties; or (b) the operation of the Vitel Business. The execution of this Agreement and the obligations contemplated herein shall not cause a default or breach of or result in the revocation or termination of any Vitel Governmental Permits;

(x) Vitel has complied and is in compliance, in each case in all respects, with all applicable laws;

(y) All of the employee benefit plans of Vitel are in compliance in all respects with applicable law. Schedule 3.1 (y) hereto contains a true and complete list of all employee benefit plans, which are available to an employee, officer or director of Vitel due to their employment with Vitel;

(z) There is no pending and there has not been any labor strike, dispute, slowdown, stoppage or lockout, with respect to Vitel, and to MCO and CAV’s knowledge, no such action is threatened against Vitel, in each case, other than routine individual grievances which are not Material to the Vitel Business, financial condition or results of operations of Vitel;

(aa) Vitel is not a party to or bound by any collective bargaining contract or similar contract with any labor organization applicable to employees of Vitel;

(bb) No labor union is certified by a relevant labor relation’s authority, to the extent applicable, as bargaining agent for any of the employees of Vitel and no union organizing or decertification activities are underway or, to MCO and CAV’s knowledge, threatened;

(cc) All payments, premiums, contributions, reports, returns and similar documents required to be made by any applicable law, have been timely made to the appropriate payee. The consummation of obligations included herein will not result in the creation or acceleration of any benefit or payment to an employee, officer or director of Vitel;

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(dd) All tax returns required to be filed by or with respect to Vitel in any jurisdiction to which it is subject, have been timely filed and all taxes have been paid, including, but not limited to, the submission of tax returns and notices, payment of taxes and other contributions, fines and surcharges, fees of the Mexican Social Security Institute (Instituto Mexicano del Seguro Social), the National Workers Housing Fund Institute (Instituto Nacional del Fondo para la Vivienda de los Trabajadores) and the Pension System (Sistema de Ahorro para el Retiro). All such tax returns are true, correct, complete, and set forth all items required by applicable tax laws. Vitel has paid in full or set up an adequate reserve on the financial statements attached to Schedule 3.1 (k) in respect of all taxes for the periods covered by such tax returns, and there are no outstanding governmental tax encumbrances on any assets of Vitel. No tax examination or audit of Vitel is currently in progress or has been conducted since the date of Vitel’s formation. Neither MCO or CAV, nor Vitel, have applied for and/or received a ruling from any tax authority regarding a past or prospective transaction of Vitel that affects or may affect the tax liability of Vitel after date hereof;

(ee) Vitel is not a party to a tax sharing agreement or similar contract, nor is it included in a consolidated tax return of another Person;

(ff) Vitel is the sole and exclusive owner, or has the valid right or license to use, and, to the extent that it does any of the following, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, and dispose of all intellectual property relating to, used in, or held for the Vitel Business or by Vitel (such intellectual property being hereinafter collectively referred to as the “Vitel IP Rights”). Other than the Vitel IP Rights, neither Vitel, nor MCO or CAV hold or own any other intellectual property of any kind, including any intellectual property that is similar to the Vitel IP Rights. The Vitel IP Rights are sufficient for the conduct of the Vitel Business and Vitel has not transferred, assigned, exclusively licensed or otherwise conveyed to any Affiliate or third party any of the Vitel IP Rights necessary for the conduction of the Vitel Business. As used in this Agreement, “Vitel Owned IP Rights” means Vitel IP Rights that are or are purportedly owned by Vitel; and “Vitel Licensed IP Rights” means Vitel IP Rights that are not Vitel Owned IP Rights;

(gg) Neither the execution, delivery and performance of this Agreement nor the consummation of the transaction between the parties as provided herein will: (i) constitute a breach of or default under any instrument, license or other contract governing any Vitel IP Right; (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Vitel IP Right; or (iii) impair the right of Vitel to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, or dispose of any Vitel IP Right or portion thereof;

(hh) Except as set forth in Schedule 3.1 (hh), the operation of the Vitel Business has not infringed or misappropriated, or is infringing or misappropriating, any intellectual property of any other party. There is no pending, or to the knowledge of MCO or CAV, threatened, claim or litigation contesting the validity, ownership or right of Vitel to exercise any Vitel IP Right, nor, to the knowledge of MCO or CAV, is there any legitimate basis for any such claim;

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(ii) Vitel has secured valid written assignments from all of Vitel’s current and former founders, interest holders, officers, consultants, independent contractors and employees who were involved in, or who contributed to, the creation or development of any Vitel Owned IP Rights. No current or former founder, interest holder, employee, officer, manager, director, consultant or independent contractor of Vitel has any right, license, claim or interest whatsoever in or with respect to any Vitel Owned IP Rights;

(jj) Schedule 3.1 (jj) of this Agreement contains a true and complete list of (1) Vitel Owned IP Rights (including all registrations of any patents, copyrights, mask works, trademarks, service marks, and internet domain names, and all applications therefor), (2) Vitel Licensed IP Rights, (3) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to applicable law by Vitel to secure, perfect or protect its interest in Vitel IP Rights and (4) all proceedings or actions before any governmental authority, including the Instituto Mexicano de la Propiedad Industrial or equivalent authority anywhere else in the world) related to any of Vitel IP Rights (collectively, the “Vitel Registered IP Rights”). Except as set forth on Schedule 3.1 (hh), all Vitel Registered Owned IP Rights held by Vitel are valid, enforceable and subsisting, and Vitel is the owner thereof. Except as set forth on Schedule 3.1 (jj), Vitel exclusively owns all trademarks and trade names used in connection with the operation or conduct of the Vitel Business, including the sale, licensing, distribution or provision of any Vitel products or services;

(kk) Except as set forth on Schedule 3.1 (kk), there are no royalties, honoraria, fees or other payments payable by Vitel to any third Person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the use, license-in, manufacture, sale, offering for sale, copying, distribution, or disposition of any Vitel Owned IP Rights by Vitel and none shall become payable as a result of the consummation of the transaction between the parties as provided herein;

(ll) Neither MCO or CAV, nor Vitel, or any Person acting in their behalf, has entered into any contract entitling any Person to any brokers’ or finder’s fee or any other commission or similar fee in connection with the execution and delivery of this Agreement;

(mm) All receivables and trade accounts payable of Vitel are bona fide transactions in the ordinary course of business and valued in accordance with IFRS. No receivable of Vitel is subject to any claim of reduction, customer credit balance, set-off, prepayment, counterclaim, billing adjustment, recoupment or other claim for credit, allowances, adjustments, or subject to bankruptcy or similar proceedings;

(nn) All inventory of Vitel consists of a quantity and quality usable and salable in the ordinary course of business, is not obsolete, defective, damaged or slow moving (subject to reserves therefore reflected in the financial statements), is merchantable, fit for its intended use and is valued in accordance with IFRS. No inventory of Vitel is subject to any consignment, bailment, and warehousing or similar contract;

(oo) Except as set forth on Schedule 3.1 (oo), Vitel owns or leases all the properties used in the Vitel Business;

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(pp) Except as otherwise disclosed on Schedule 3.1 (pp) there are no liabilities or contracts between: (i) Vitel, on the one hand, and (ii) MCO or CAV (or one of their affiliates) or any Person who currently is serving, or has within the past twenty-four months served, as an officer, director, or equity holder of Vitel (or one of their Affiliates), on the other hand. Neither MCO or CAV, nor any of their Affiliates has any interest in any properties used by Vitel;

(qq) Set forth in Schedule 3.1(qq) are true and complete English translations of the bylaws of Vitel, which constitute all of its governing documents;

(rr) Each of MCO and CAV is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Each of MCO and CAV agrees to furnish any additional information requested by OBMP or any of its Affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the acquisition of the OBMP Shares;

(ss) Each of MCO and CAV is indirectly acquiring the OBMP Shares solely for their own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the OBMP Shares. Each of MCO and CAV understands that the OBMP Shares have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of MCO and CAV and of the other representations made by MCO and CAVO in this Agreement and the Related Agreements. MCO and CAV understand that OBMP is relying upon the representations and agreements contained in this Agreement (and any supplemental information) for the purpose of determining whether the issuance of the OBMP Shares pursuant to the Related Agreements meets the requirements for such exemptions;

(tt) Each of MCO and CAV agrees: (A) that they will not sell, assign, pledge, give, transfer or otherwise dispose of the OBMP Shares or any interest therein, or make any offer or attempt to do any of the foregoing, except pursuant to a registration of the OBMP Shares under the Securities Act and all applicable state securities laws, or in a transaction which is exempt from the registration provisions of the Securities Act and all applicable state securities laws; (B) that the certificates representing the OBMP Shares will bear a legend making reference to the foregoing restrictions as described in Section 4.02 of the Shareholders’ Agreement; and (C) that OBMP and its Affiliates shall not be required to give effect to any purported transfer of such OBMP Shares except upon compliance with the foregoing restrictions;

(uu) Each of MCO and CAV acknowledges that neither OBMP nor any other person offered to sell, issue or transfer the OBMP Shares to it by means of any form of general solicitation or advertising, including but not limited to: (A) any advertisement, article, notice or other article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (B) any seminar or meeting whose attendees were invited by any general solicitation or general advertising;

(vv) Except for the representations and warranties expressly contained in this Agreement, neither MCO or CAV, nor any other Person acting on behalf of MCO or CAV, makes any representation or warranty, express or implied;

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Clause 3.2 Representations and Warranties of OBMP. Except as set forth in the Schedules prepared by OBMP and attached hereto, OBMP hereby represents and warrants, through its legal representative, that all statements contained in this Clause 3.2 are true, complete and correct as of the date of this Agreement. Moreover, OBMP hereby represents that there has been no omission of information of relevant aspects that would adversely affect the transaction between the parties of that if known by MCO or CAV, would have had as a reasonable result that MCO and CAV would have decided not to enter into this Agreement:

(a) It is a corporation, duly organized and validly existing under the laws of the State of Nevada, USA;

(b) It has full legal capacity and sufficient corporate authorizations to enter into and comply with its obligations under this Agreement pursuant to its terms, and its representatives have all requisite power and authority to enter into this Agreement on its behalf and perform its obligations hereunder;

(c) Entering into and performing under this Agreement does not entail a violation or breach of (i) any provision of its articles of incorporation, bylaws, or any of its governing documents; or (ii) any agreement, contract, license, resolution or order to which it is a party, or to which OBMP, or any of its assets is subject; or (iii) any law, regulation, circular letter, order or decree from any Governmental Authority applicable to OBMP;

(d) OBMP has an authorized capital stock which consists of (i) 500,000,000 shares of common stock, par value $0.0001 per share, and (ii) 20,000,000 shares of preferred stock, par value $0.0001 per share, and OBMP had 61,158,013 shares of common stock, and 1,000,000 shares of Series A preferred stock, issued and outstanding as of February 20, 2017. Upon the Closing and the consummation of the Transactions set forth herein and in the Related Agreements, (i) the Management Stockholders (as such term is defined in the Shareholders’ Agreement) will collectively hold 21,926,078 shares of common stock, 500,000 shares of series A preferred stock, and 2,892,000 shares of series B preferred stock of OBMP, which represent at least 39% (thirty nine per cent) but in no case greater that 40% (forty per cent) of the votes represented by the voting stock of OBMP; (ii) the Vitel Stockholders (as such term is defined in the Shareholders’ Agreement) will collectively hold (indirectly through the Trustee of the Trust Agreement) 61,158,013 shares of common stock, and 5,000,000 shares of series B preferred stock of OMBP, which represent at least 39% (thirty nine per cent) but in no case greater than 40% (forty per cent) of the votes represented by the voting stock of OBMP; and (iii) no other stockholder in OBMP will hold shares of OBMP which represent more than 19% (nineteen per cent) of the votes represented by the voting stock of OBMP. Additionally, OBMP represents that it has issued the OBMP Shares to the Trustee, to hold in its capacity as trustee of this Trust Agreement, for the benefit of MCO and CAV, which shares are free from all liens, conditions, limitations or restrictions on ownership, or any option or preferential right of any kind, and which have been duly authorized, validly issued, fully paid and non-assessable, and that such issuance has no connection whatsoever to illegal activities;

(e) It shall transfer to the Trustee, as provided herein and for the Trust Purposes, ownership of and title over the OBMP Shares;

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(f) The OBMP Shares are not subject to any contract, agreement, or any other document that pursuant to its terms (i) creates a call option or purchase right, or any other right to acquire such shares, in favor of a third party; or (ii) restricts, in any way, any assignment, transfer, or pledge, except for the restrictions set forth in the Shareholders’ Agreement;

(g) Except for the authorizations that, as applicable, have been obtained and are in full force and effect, no authorization or approval whatsoever is required to enter into this Agreement, or to comply with or perform the obligations assumed by it in terms of this Agreement, which are legal, valid, binding, and enforceable against OBMP pursuant to their respective terms;

(h) As of this date there is no, and to the best of its knowledge there is no risk that any, action, complaint, claim, legal requirement, or proceeding will be filed before any court, governmental agency, arbitrator, or judicial body with regard to OBMP or its property (i) that affects the legality, validity, or enforceability of this Agreement, (ii) the legal title over the OBMP Shares or the transfer of the OBMP Shares to the Trustee in accordance with the terms of this Agreement, (iii) that prevents the consummation of any of the transactions contemplated herein or (iv) that may affect the value of MCO and CAV’s investment in the OBMP Shares;

(i) Its representative has sufficient powers of attorney and authorities, and the corporate authorizations required to validly enter into this Agreement on its behalf, and to validly bind OBMP under the terms hereof, and that such powers of attorney, authorities, and corporate or other authorizations have not been revoked, amended, or limited in any way;

(j) Except as provided in Schedule 3.2 (j) hereof, there is no action, proceeding, arbitration, investigation or audit, whether civil, criminal, administrative or judicial action pending or, to OBMP’s knowledge, threatened, against or involving OBMP as of the date of this Agreement. There are no judgments, rulings, assessments or injunctions currently outstanding against OBMP;

(k) Except as provided in Schedule 3.2 (k) hereof, OBMP does not own, directly or indirectly, any equity interest or ownership stake in any Person, and has no commitment to contribute to the capital of, make loans to, or share in the losses of, any Person;

(l) True and complete copies of the financial statements of OBMP as of September 30, 2016 and as are set forth in Schedule 3.2 (l) hereto. The financial statements have been prepared from, are in accordance with and accurately reflect, the books and records of OBMP, have been prepared in accordance with applicable law and U.S. GAAP, and fairly present the changes in income, stockholders’ equity and financial position of OBMP, as of the times and for the periods referred to therein and properly reflect the financial position and results of operation of OBMP. OBMP maintains a standard system of accounting established and administered in accordance with U.S. GAAP. There has been no material adverse change in the business, results of operations, condition (financial or otherwise) or prospects of OBMP since September 30, 2106;

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(m) OBMP does not have any undisclosed liabilities, and (i) as of September 30,2016, OBMP had a total indebtedness (consisting of loans payable, convertible notes and line of credit drawings) in its balance sheet in an amount of no greater than $450,000.00 (four hundred and fifty thousand Dollars 00/100), as evidenced in Schedule 3.2(l); (ii) on November 2016 it obtained a financing which will be reported in its financial statements as of December 31st, 2016; and (iii) after September 30, 2016 has incurred debt only in the normal course of OBMP’s business operations, with the understanding that no other debts have been incurred as of the date hereof that would have a Material Adverse Effect in OBMP;

(n) Except for the execution and delivery of this Agreement or as set forth in Schedule 3.2 (n), OBMP has conducted the OBMP Business only in the ordinary course, and there has not been a Material Adverse Effect in OBMP;

(o) Set forth on Schedule 3.2 (o) is a true, correct and complete list of all real property owned or leased by OBMP and all real property leases, surveys, encumbrances, and material documents relating to such real property. OBMP has good and marketable title to its respective estate in the owned real property. To OBMP’s knowledge, there is no actual or proposed condemnation, requisition or taking by any Governmental Authority of any portion of the real property or any existing or proposed plan to modify or realign any street or highway abutting the real property. OBMP does not have any right, title or interest in any real property other than the real property listed in Schedule 3.2 (o);

(p) OBMP has good title to all of the tangible personal property reflected in the financial statements, free and clear of all encumbrances. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by OBMP are in good operating condition and repair (reasonable wear and tear excepted) and are reasonably fit and usable for the purposes for which they are being used;

(q) The current use of the real property is a lawful use and OBMP holds the necessary consents governing that use. To OBMP’s knowledge, such real property is not in violation of any applicable laws or third party rights;

(r) Schedule 3.2 (r) hereto sets forth a true, complete and correct list of every Material Contract (i) to which OBMP is a party; and (ii) which has not been filed as an exhibit to a periodic report filed by OMBP with the Securities and Exchange Commission in the United States of America;

(s) Except as set forth in Schedule 3.2 (s), (i) there is not and, to OBMP’s knowledge, there has not been any claim nor has it been alleged by any Person, with respect to any Material Contract, any existing or uncured breach or event that, with notice or lapse of time or both, would constitute a breach on the part of OBMP, or, to OBMP’s knowledge, on the part of any other party thereto, and to OBMP’s knowledge, none of the foregoing has been threatened in writing; (ii) no consent from, or notice to, any governmental entity or other Person is required in order to maintain in full force and effect any of OBMP’s contracts following the consummation of this Agreement (other than such consents that have been obtained and such notices that have been duly given); and (iii) each of OBMP’s contracts is in full force and effect and is valid and enforceable in accordance with its terms against the other parties thereto and, to OBMP’s knowledge, to other parties thereto;

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(t) Except as set forth in Schedule 3.2 (t), there exist no contracts where the shareholders of OBMP (or one of its Affiliates other than OBMP) are a party by which OBMP receives any rights or benefits, including supply contracts;

(u) Schedule 3.2 (u) includes a list of all policies of fire and casualty, liability and other forms of insurance maintained by or on behalf of OBMP, along with the name of the holder of each such policy, and the amount of coverage and of any deductible under each such policy. Each policy listed on Schedule 3.2 (u) is in full force and effect. No notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, or increase of the premium for any such insurance policy listed on Schedule 3.2 (u) has been received by OBMP. There is no default with respect to any provision contained in any such insurance policy and there has not been any failure to give any notice or present any claim under any such insurance policy in a timely fashion or in the manner or detail required by any such insurance policy that would have a Material Adverse Effect on the ability of OBMP to enjoy the benefits of any such insurance policy;

(v) OBMP has complied (except for such past noncompliance which has been fully resolved, including payment of all fines, penalties or other sanctions) and is in compliance, with all applicable environmental laws, including all consents issued pursuant to applicable environmental laws;

(w) OBMP has not received any written notice from any Governmental Authority or third party alleging that OBMP is not in compliance with, or has or may have any liability or investigatory, corrective or remedial obligation under, any environmental law the matter underlying which has not been fully resolved, including payment of all fines, penalties, or other sanctions;

(x) Schedule 3.2 (x) sets forth a true, correct and complete list of all valid, subsisting and in good standing governmental permits with respect to: (a) the ownership or use of OBMP’s properties and/or; (b) the operation of the OBMP Business, in either case that are held by or for the benefit of OBMP (the “OBMP Governmental Permits”). Except for the OBMP Governmental Permits, there are no other governmental permits necessary for: (a) the ownership or use of OBMP’s properties or; (b) the operation of the OBMP Business. The execution of this Agreement and the obligations contemplated herein shall not cause a default or breach of or result in the revocation or termination of any OBMP Governmental Permits;

(y) OBMP has complied and is in compliance, in each case in all respects, with all applicable laws;

(z) All of the employee benefit plans of OBMP are in compliance in all respects with applicable law. Schedule 3.2 (z) hereto contains a true and complete list of all employee benefit plans, which are available to an employee, officer or director of OBMP due to their employment with OBMP;

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(aa) There is no pending and there has not been any labor strike, dispute, slowdown, stoppage or lockout, with respect to OBMP, and to OBMP’s knowledge, no such action is threatened against OBMP, in each case, other than routine individual grievances which are not Material to the OBMP Business, financial condition or results of operations of OBMP;

(bb) OBMP is not a party to or bound by any collective bargaining contract or similar contract with any labor organization applicable to employees of OBMP;

(cc) No labor union is certified by a relevant labor relation’s authority, to the extent applicable, as bargaining agent for any of the employees of OBMP and no union organizing or decertification activities are underway or, to OBMP’s knowledge, threatened;

(dd) All payments, premiums, contributions, reports, returns and similar documents required to be made by any applicable law, have been timely made to the appropriate payee. The consummation of obligations included herein will not result in the creation or acceleration of any benefit or payment to an employee, officer or director of OBMP;

(ee) All tax returns required to be filed by or with respect to OBMP in any jurisdiction to which it is subject, have been timely filed and all taxes have been paid, including, but not limited to, the submission of tax returns and notices, payment of taxes and other contributions, fines and surcharges. All such tax returns are true, correct, complete, and set forth all items required by applicable tax laws. OBMP has paid in full or set up an adequate reserve on the financial statements attached to Schedule 3.2 (l) in respect of all taxes for the periods covered by such tax returns, and there are no outstanding governmental tax encumbrances on any assets of OBMP. No tax examination or audit of OBMP is currently in progress or has been conducted since the date of OBMP’s formation. OBMP has not applied for and/or received a ruling from any tax authority regarding a past or prospective transaction of OBMP that affects or may affect the tax liability of OBMP after date hereof;

(ff) OBMP is not a party to a tax sharing agreement or similar contract, nor is it included in a consolidated tax return of another Person;

(gg) OBMP is the sole and exclusive owner, or has the valid right or license to use, and, to the extent that it does any of the following, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, and dispose of all intellectual property relating to, used in, or held for the OBMP Business or by OBMP, other than the intellectual property that is owned by OBMP Mexico (such intellectual property being hereinafter collectively referred to as the “OBMP IP Rights”). Other than the OBMP IP Rights, OBMP does not hold or own any other intellectual property of any kind, including any intellectual property that is similar to the OBMP IP Rights. The OBMP IP Rights are sufficient for the conduct of the OBMP Business and OBMP has not transferred, assigned, exclusively licensed or otherwise conveyed to any Affiliate or third party any of the OBMP IP Rights necessary for the conduction of the OBMP Business. As used in this Agreement, “OBMP Owned IP Rights” means OBMP IP Rights that are or are purportedly owned by OBMP; and “OBMP Licensed IP Rights” means OBMP IP Rights that are not OBMP Owned IP Rights;

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(hh) Neither the execution, delivery and performance of this Agreement nor the consummation of the transaction between the parties as provided herein will: (i) constitute a breach of or default under any instrument, license or other contract governing any OBMP IP Right; (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any OBMP IP Right; or (iii) impair the right of OBMP to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, or dispose of any OBMP IP Right or portion thereof;

(ii) Except as set forth in Schedule 3.2 (ii), the operation of the OBMP Business has not infringed or misappropriated, or is infringing or misappropriating, any intellectual property of any other party. There is no pending, or to the knowledge of OBMP, threatened, claim or litigation contesting the validity, ownership or right of OBMP to exercise any OBMP IP Right, nor, to the knowledge of OBMP, is there any legitimate basis for any such claim;

(jj) OBMP has secured valid written assignments from all of OBMP’s current and former founders, interest holders, officers, consultants, independent contractors and employees who were involved in, or who contributed to, the creation or development of any OBMP Owned IP Rights. No current or former founder, interest holder, employee, officer, manager, director, consultant or independent contractor of OBMP has any right, license, claim or interest whatsoever in or with respect to any OBMP Owned IP Rights;

(kk) Schedule 3.2 (kk) of this Agreement contains a true and complete list of (1) OBMP Owned IP Rights (including all registrations of any patents, copyrights, mask works, trademarks, service marks, and internet domain names, and all applications therefor), (2) OBMP Licensed IP Rights, (3) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to applicable law by OBMP to secure, perfect or protect its interest in OBMP IP Rights and (4) all proceedings or actions before any governmental authority, including the Instituto Mexicano de la Propiedad Industrial or equivalent authority anywhere else in the world) related to any of OBMP IP Rights (collectively, the “OBMP Registered IP Rights”). Except as set forth on Schedule 3.2 (ii), all OBMP Registered Owned IP Rights held by OBMP are valid, enforceable and subsisting, and OBMP is the owner thereof. Except as set forth on Schedule 3.2 (kk), OBMP exclusively owns all trademarks and trade names used in connection with the operation or conduct of the OBMP Business, including the sale, licensing, distribution or provision of any OBMP products or services;

(ll) Except as set forth on Schedule 3.2 (ll), there are no royalties, honoraria, fees or other payments payable by OBMP to any third Person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the use, license-in, manufacture, sale, offering for sale, copying, distribution, or disposition of any OBMP Owned IP Rights by OBMP and none shall become payable as a result of the consummation of the transaction between the parties as provided herein;

(mm) Neither OBMP, nor any Person acting in its behalf, has entered into any contract entitling any Person to any brokers’ or finder’s fee or any other commission or similar fee in connection with the execution and delivery of this Agreement;

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(nn) All receivables and trade accounts payable of OBMP are bona fide transactions in the ordinary course of business and valued in accordance with U.S. GAAP. No receivable of OBMP is subject to any claim of reduction, customer credit balance, set-off, prepayment, counterclaim, billing adjustment, recoupment or other claim for credit, allowances, adjustments, or subject to bankruptcy or similar proceedings;

(oo) All inventory of OBMP consists of a quantity and quality usable and salable in the ordinary course of business, is not obsolete, defective, damaged or slow moving (subject to reserves therefore reflected in the financial statements), is merchantable, fit for its intended use and is valued in accordance with IFRS. No inventory of OBMP is subject to any consignment, bailment, and warehousing or similar contract;

(pp) Except as set forth on Schedule 3.2 (pp), OBMP owns or leases all the properties used in the OBMP Business;

(qq) Except as otherwise disclosed on Schedule 3.2 (qq) there are no liabilities or contracts between: (i) OBMP (or one of its affiliates), on the one hand, and (ii) its current shareholders (or one of their Affiliates) or any Person who currently is serving, or has within the past twenty-four months served, as an officer, director, or equity holder of OBMP (or one of their Affiliates), on the other hand. Neither OBMP, nor any of its Affiliates has any interest in any properties used by OBMP;

(rr) Subject to Section 3.04 of the Shareholders’ Agreement, all members of the Board of Directors of OBMP have the same approval rights, in the understanding that the Vitel Designee (as such term is defined in the Shareholders’ Agreement) to the Board of OBMP shall have the same approval rights as any other member of the Board of OBMP.

(ss) Except for the representations and warranties expressly contained in this Agreement, neither OBMP, nor any other Person acting on behalf of OBMP, makes any representation or warranty, express or implied.

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CLAUSE IV: INDEMNIFICATION

Clause 4.1 Indemnification by MCO and CAV.

(a) Subject to the limitations set forth in this Clause IV, from and after the date hereof, MCO and CAV jointly and severally (in accordance with their respective pro rata percentage of the OBMP Shares they both hold) shall indemnify and hold harmless, and agree to pay and/or reimburse OBMP and its Affiliates and the representatives, Affiliates, successors and assigns of each of the foregoing Persons (each, an “OBMP Indemnified Person”), from, against and in respect of any and all actions, liabilities, governmental orders, encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, taxes, fees, costs (including reasonable costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (including reasonable attorneys’ and experts’ fees and expenses), whether or not involving a Third Party Claim (collectively, “Losses”), incurred or suffered by the OBMP Indemnified Person(s) or any of them, as a result of, arising out of or relating to, directly or indirectly:

(i) any fraud or intentional misrepresentation on the part of Vitel (or any Affiliate (other than a MCO or CAV) or representative thereof) or any breach of, or inaccuracy in, any representation, warranty or statement made by or on behalf of Vitel in this Agreement or in any schedule or certificate delivered by or on behalf of Vitel pursuant to this Agreement;

(ii) any breach or violation of any covenant or agreement of Vitel to the extent required to be performed or complied with by Vitel at or prior to the date hereof in or pursuant to this Agreement;

(iii) any fraud or international misrepresentation on the part of any MCO or CAV (or any Affiliate (other than Vitel) or representative thereof) or any breach of, or inaccuracy in, any representation, warranty or statement made by or on behalf of MCO or CAV in this Agreement or in any schedule or certificate delivered by or on behalf of MCO or CAV pursuant to this Agreement;

(iv) any breach or violation of any covenant or agreement of MCO or CAV (including under this Clause IV) in or pursuant to this Agreement;

(v) any liability or cost arising out of the manner in which Vitel compensates its employees and other persons who work or have worked for Vitel, which have originated at any point prior to and including the date of this Agreement; or

(vi) past taxes (including interest and penalties) imposed in respect of the income, business, property or operations of Vitel, or for which MCO or CAV may otherwise be liable for the period up to and including the date of this Agreement.

(b) Monetary Limitations. MCO and CAV will have no obligation to indemnify any OBMP Indemnified Person pursuant to Clauses 4.1(a)(i) and 4.1(a)(iii) hereof, unless and until the aggregate amount of all such Losses incurred or suffered by the OBMP Indemnified Persons exceeds $50,000.00 (fifty thousand Dollars 00/100) (at which point MCO and CAV will indemnify the OBMP Indemnified Persons for all such Losses in excess of $50,000.00), and the aggregate liability of MCO and CAV in respect of claims for indemnification pursuant to Clauses 4.1(a)(i) through 4.1(a)(vi) will not exceed the total value of the OBMP Shares as of the date hereof; provided, that the foregoing limitations will not apply to claims based upon gross negligence, fraud or intentional misrepresentation.

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Clause 4.2 Indemnification by OBMP.

(a) Indemnification. Subject to the limitations set forth in this Clause IV, from and after the date hereof, OBMP shall indemnify and hold harmless, and agree to pay and/or reimburse each of MCO and CAV and each of their respective Affiliates (other than OBMP and Vitel), and the representatives, Affiliates, successors and assigns of each of the foregoing Persons (each, a “Vitel Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Vitel Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

(i) any fraud or intentional misrepresentation on the part of OBMP (or any Affiliate (other than Vitel) or representative thereof) or any breach of, or inaccuracy in, any representation, warranty or statement made by or on behalf of OBMP in this Agreement or in any schedule or certificate delivered by or on behalf of OBMP pursuant to this Agreement;

(ii) any breach or violation of any covenant or agreement of OBMP to the extent required to be performed or complied with by OBMP at or prior to the date hereof in or pursuant to this Agreement;

(iii) any liability or cost arising out of the manner in which OBMP compensates its employees and other persons who work or have worked for OBMP, which have originated at any point prior to and including the date of this Agreement; or

(iv) past taxes (including interest and penalties) imposed in respect of the income, business, property or operations of OBMP, or for which any OBMP stockholder may otherwise be liable for the period up to and including the date of this Agreement.

(b) Monetary Limitations. OBMP will have no obligation to indemnify any Vitel Indemnified Person pursuant to Clause 4.2(a)(i) hereof, unless and until the aggregate amount of all such Losses incurred or suffered by the Vitel Indemnified Persons exceeds $50,000.00 (fifty thousand Dollars 00/100) (at which point OBMP will indemnify the Vitel Indemnified Persons for all such Losses in excess of $50,000) and OBMP’s aggregate liability in respect of claims for indemnification pursuant to Clause 4.2(a)(i) through 4.2(a)(iv) will not exceed the total value of the OBMP Shares as of the date hereof; provided, that the foregoing limitations will not apply to claims based upon gross negligence, fraud or intentional misrepresentation.

Clause 4.3. Timing for Claims; Notice of Claims

(a) Timing for Claims. No claim may be made or suit instituted seeking indemnification pursuant to Clause 4.1(a)(i), 4.1(a)(iii) or 4.2(a)(i) and 4.2(a)(iii) for any breach of, or inaccuracy in, any representation, warranty or statement unless a written notice is provided to the Indemnifying Party:

(i) at any time, in the case of any breach of, or inaccuracy in, the Fundamental Representations;

(ii) at any time, in the case of any claim or suit based upon fraud or intentional misrepresentation;

(iii) at any time prior to the thirtieth (30th) day following the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) in the case of any breach of, or inaccuracy in, the Specified Representations; and

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(iv) at any time prior to the twenty four (24) month anniversary of the date hereof (the “General Indemnity Survival Period”), in the case of any breach of, or inaccuracy in, any other representation, warranty or statement in this Agreement or in any schedule or certificate delivered pursuant to this Agreement.

Claims for indemnification pursuant to any other provision of Clause 4.1(a) and 4.2(a) are not subject to the limitations set forth in this Clause 4.3.

(b) Written Notice of Indemnification Claims. In the event that any Indemnified Person wishes to make a claim for indemnification under this Clause IV, the Indemnified Person shall give written notice of such claim to each Indemnifying Party within the applicable time limitations contained in Clause 4.3(a). Any such notice shall describe the breach or inaccuracy and other material facts and circumstances upon which such claim is based and the estimated amount of Losses involved, in each case, in reasonable detail in light of the facts then known to the Indemnified Person; provided, that no defect in the information contained in such notice from the Indemnified Person to any Indemnifying Party will relieve such Indemnifying Party from any obligation under this Clause IV, except to the extent such failure to include information actually and materially prejudices such Indemnifying Party.

Clause 4.4 Third Party Claims

(a) Notice of Third Party Claims. Promptly after receipt by an Indemnified Person of written notice of the assertion of a claim by any Person who is not a party to this Agreement (a “Third Party Claim”) that may give rise to an indemnity claim against an Indemnifying Party under this Clause IV, the Indemnified Person shall give written notice thereof to the Indemnifying Party; provided, that no delay on the part of the Indemnified Person in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Clause IV, except to the extent such delay actually and materially prejudices the Indemnifying Party.

(b) Assumption of Defense, etc. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by or on behalf of any Indemnified Person pursuant to Clause 4.4(a). In addition, the Indemnifying Party will have the right to defend the Indemnified Person against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Person so long as (i) the Indemnifying Party gives written notice that they or it will defend the Third Party Claim to the Indemnified Person within thirty (30) days after the Indemnified Person has given notice of the Third Party Claim under Clause 4.4(a) stating that the Indemnifying Party will, and thereby covenants to, indemnify, defend and hold harmless the Indemnified Person from and against the entirety of any and all Losses the Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Person with evidence reasonably acceptable to the Indemnified Person that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Person, (iv) the Indemnified Person has not been advised by counsel that an actual or potential conflict exists between the Indemnified Person and the Indemnifying Party in connection with the defense of the Third Party Claim, (v) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement action, (vi) settlement of, an adverse judgment with respect to, or conduct of the defense of the Third Party Claim by the Indemnifying Party is not, in the good faith judgment of the Indemnified Person, likely to be adverse to the Indemnified Person’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (vii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, that the Indemnifying Party will pay the fees and expenses of separate counsel retained by the Indemnified Person that are incurred prior to the Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

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(c) Limitations on Indemnifying Party Control. The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of all Indemnified Person from all liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of legal requirements or the rights of any Person.

(d) Indemnified Person’s Control. If the Indemnifying Party does not deliver the notice contemplated by sub-section (i) of Clause 4.4(b), or the evidence contemplated by subsection (ii) of Clause 4.4(b), within ninety (90) days after the Indemnified Person has given notice of the Third Party Claim pursuant to Clause 4.4(a), or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Person need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith). If such notice and evidence is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Clause 4.4(b) is or becomes unsatisfied, the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed). In the event that the Indemnified Person conducts the defense of the Third Party Claim pursuant to this Clause 4.4(d), the Indemnifying Party will (i) advance the Indemnified Person promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (ii) remain responsible for any and all other Losses that the Indemnified Person may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Clause IV.

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(e) Consent to Jurisdiction Regarding Third Party Claim. OBMP and each of MCO and CAV, hereby consent to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Person for purposes of any claim which such Indemnified Person may have against any such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Clause 5.6 are incorporated herein by reference, mutatis mutandis.

Clause 4.5 No Circular Recovery. Each of MCO and CAV hereby agrees that they will not make any claim for indemnification against OBMP by reason of the fact that each was a controlling person, director, employee or representative of OBMP or Vitel or was serving as such for another Person at the request of OBMP or Vitel (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any legal requirement, organizational document, contractual obligation or otherwise) with respect to any claim brought by an OBMP Indemnified Person against any of MCO or CAV under this Agreement or otherwise relating to this Agreement. With respect to any claim brought by an OBMP Indemnified Person against MCO or CAV under this Agreement or otherwise relating to this Agreement, each of MCO and CAV expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against any of OBMP or Vitel with respect to any amounts owed by MCO or CAV pursuant to this Clause IV or otherwise

Clause 4.6 Indemnity from Trust Shares.

(a) For as long as there are OBMP Shares in the Trust maintained under the Trust Agreement, any and all amounts payable by MCO and CAV as Indemnifying Party to an OBMP Indemnified Person will be paid in OBMP Shares first out of such Trust and based on the Fair Market Value (as such term is defined in the Shareholders’ Agreement) of the OBMP Shares on the date of payment, and thereafter, if and when such OBMP Shares are exhausted, by MCO and CAV as herein provided in cash in accordance with payment instructions provided by OBMP. Subject to Clause 4.1(b), the existence of the OBMP Shares in the Trust will not be deemed to limit the amount of any allowable claims by any OBMP Indemnified Person pursuant to this Agreement for Losses in excess of the value of such OBMP Shares.

(b) For as long as there are Vitel Shares in the Trust maintained under the Trust Agreement, any and all amounts payable by OBMP as Indemnifying Party to a Vitel Indemnified Person will be paid in Vitel Shares first out of such Trust and based on the Fair Market Value of the Vitel Shares on the date of payment, and thereafter, if and when such Vitel Shares are exhausted, by OBMP as herein provided in cash in accordance with payment instructions provided by MCO and CAV. Subject to Clause 4.2(b), the existence of the Vitel Shares in the Trust will not be deemed to limit the amount of any allowable claims by any Vitel Indemnified Person pursuant to this Agreement for Losses in excess of the value of such Vitel Shares.

Clause 4.7 Insurance Proceeds. Payments by an Indemnifying Party pursuant to Clause 4.1 or Clause 4.2 in respect of any Losses shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Person in respect of any such claim, in each case, in the year in which the applicable indemnified Losses are incurred.

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Clause 4.8 Indemnification Exclusive Remedy. Except for claims based on fraud, from and after the date hereof, the right of each party hereto to demand and receive indemnification payments pursuant to this Clause IV shall be the sole and exclusive right and remedy exercisable by such party with respect to any matters relating to, or arising under, this Agreement.

Clause 4.9 Remedies Cumulative. The rights of each Indemnified Person under this Clause IV are cumulative, and each Indemnified Person will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Clause IV without regard to the availability of a remedy under any other provision of this Clause IV.

CLAUSE V: GENERAL PROVISIONS

Clause 5.1 Confidentiality

(a) The parties hereto agree that Confidential Information (as defined below) furnished and to be furnished to each was and shall be made available in connection with their investment in OBMP and Vitel, and in furtherance of the purposes of this Agreement and the Shareholders’ Agreement. Each party hereto acknowledges that the Confidential Information that each has obtained or will obtain is the property of OBMP and Vitel, and each of their Subsidiaries. Each party hereto agrees that he or she will not disclose any Confidential Information to any other Person, except that Confidential Information may be disclosed: (i) to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a party hereto is subject or as required to be disclosed by OBMP pursuant to federal securities laws in force in the United States of America which are applicable to OBMP); provided that such party gives OBMP and/or Vitel (as applicable) prompt notice of such requests other than disclosure requirements of the Securities and Exchange Commission of the United States of America, to the extent practicable, so that OBMP and/or Vitel (as applicable) may seek an appropriate protective order or similar relief (and the parties hereto shall cooperate with such efforts by OBMP and/or Vitel, and shall in any event make only the minimum disclosure required by such law, rule or regulation, other than federal securities laws in force in the United States of America which are applicable to OBMP, disclosure which OBMP may make in its reasonable discretion), (ii) after the later of a period of five (5) years from and after the date of this Agreement and or (2) years following the date on which a party hereto ceases to be a stockholder of OBMP, or (iii) if the prior written consent of OBMP and/or Vitel (as applicable) shall have been obtained. For the purposes of clarity and the avoidance of doubt the parties hereto acknowledge and agree that, following the consummation of the transactions contemplated by this Agreement, OBMP shall not be required to seek the consent of MCO or CAV for the use of any of Vitel’s Confidential Information which shall become and be the Confidential Information of OBMP as the beneficial owner of the Vitel Shares. The provisions of this Clause 5.1(a) are in addition to, and separate from, any similar covenants and restrictions in respect of Confidential Information to which a party hereto may be subject by reason of any employment or consulting relationship with OBMP and/or Vitel (as applicable) or its Affiliates or the transactions contemplated herein.

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(b) “Confidential Information” shall mean any confidential or proprietary information relating to the business or affairs of OBMP and/or Vitel or any of their Affiliates, including, but not limited to, information relating to financial statements, customer identities, potential customers, employees, sales representatives, suppliers, servicing methods, equipment programs, strategies and information, analyses, profit margins or other proprietary information used by OBMP and/or Vitel or any of their Affiliates; provided, however, that Confidential Information does not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of the a any of the parties hereto; provided that Confidential Information shall not include information relating to OBMP and/or Vitel or any of their Affiliates that (i) is or becomes generally known to the public other than as a result of a disclosure by the party hereto in violation of this Agreement, (ii) is or was available to the party hereto on a non-confidential basis prior to its disclosure to the party hereto, or (iii) was or becomes available to the party hereto on a non-confidential basis from a source other than OBMP or Vitel, which source is or was (at the time of receipt of the relevant information) not bound by a confidentiality agreement with OBMP or another person.

(c) The parties hereto acknowledge that the success of Vitel after the date hereof depends upon the continued preservation of the confidentiality of certain information possessed by the parties hereto, that the preservation of the confidentiality of such information by such parties hereto is an essential premise of the bargain between MCO, CAV, and OBMP, and that the parties hereto would be unwilling to enter into this Agreement in the absence of Clause 5.1(a). Accordingly, the parties hereto agree that all information provided by or on behalf of OBMP to the parties hereto and their Affiliates and representatives, together with all information provided by or on behalf of Vitel, MCO and CAV to OBMP and its Affiliates and representatives in connection with the preparation of this Agreement shall be treated as “Confidential Information” in accordance with the provisions of Clause 5.1(a).

Clause 5.2 Noncompete and Nonsolicitation.

(a) For a period of five (5) years from and after the date of this Agreement, neither MCO or CAV shall, or shall permit, cause or encourage any of their Affiliates to, engage directly or indirectly, as an owner, employee, consultant, contractor or otherwise, in any business or enterprise that is engaged in the development, commercialization, and/or sale of the OBMP Products, the OBMP Pipeline Products or the Vitel Products (collectively the “Restricted Business”) anywhere in the world as well as clinical development and marketing of therapeutic candidates similar to products that are part of the Restricted Business anywhere in the world, except for those activities listed on Exhibit A as part of the “Excluded Businesses”; provided, that no owner of less than 5% of the outstanding stock of any publicly-traded corporation will be deemed to be so engaged solely by reason thereof in the Restricted Business. For a period of five (5) years from and after the date of this Agreement, MCO and CAV shall not, and shall not permit, cause or encourage any of their Affiliates to, solicit, recruit, offer employment, hire, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any Person who is an employee of any of OBMP or Vitel to leave the employ of OBMP or Vitel. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Clause 5.2 is invalid or unenforceable, the parties hereto agree that the reduction in the scope, duration, or area of the term or provision, or the deletion of specific words or phrases, or the replacement of any invalid or unenforceable term or provision shall be carried out so as to include a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

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(b) Notwithstanding anything to the contrary in Clause 5.2(a) above, in no event shall MCO or CAV be prohibited from engaging in any business under the following conditions:

MCO or CAV (as applicable) shall promptly notify OBMP in writing of any business opportunities in any country or territory in the world, with regard to any expansion of any business activity currently conducted by MCO or CAV beyond the Excluded Contracts so long as such business (i) does not interfere with MCO or CAV’s duties under their employment agreements with Vitel and (ii) does not compete with any of the products that are part of the Restricted Business anywhere in the world (the “ROW Opportunity”). OBMP, when presented with an ROW Opportunity, shall have a period of thirty (30) days in which to decide to participate. In the event the parties to the ROW Opportunity are unable to reach an agreement to consummate the transaction contemplated by the ROW Opportunity within thirty (30) days, MCO and/or CAV shall be free to pursue the ROW Opportunity without OBMP or any of its Affiliates.

Clause 5.3 Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of party.

Clause 5.4 Assignments. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party (including by operation of law in connection with a merger or consolidation of such party) without the prior written consent of the other parties. Any attempted assignment in violation of this Clause 5. 3 shall be void.

Clause 5.5 Notices. All notices, requirements, and requests associated with this Agreement may be made in writing. All notices shall be deemed duly given if they are given: (a) in person, with return receipt; or (b) through a specialized courier service, with return receipt; or (c) via facsimile, upon written confirmation of receipt thereof; or (d) by email, upon written confirmation of receipt thereof. All notices shall be given to the following addresses, facsimile numbers or emails, and shall become effective once they are received, or when receipt thereof is refused, as provided in the return receipt, or in the receipt of the specialized courier service:

(a)	if to MCO:

Manuel Cosme
Secretaria de Marina 700 Torre Bambu Depto 2301
Lomas del Chamizal
Del. Cuajimalpa
CP. 05120 Mexico
Telephone: +52 55 1327 9067
Facsimile: +52 55 5202 5854
Email: mcosme@vitelpharma.com

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(b)	if to CAV:

Carlos Alaman
Tabachines 72
Bosques de las Lomas
Del. Cuajimalpa
CP. 05120 Mexico
Telephone: +52 55 5257 0848
Facsimile: +52 55 5202 5854
Email: calaman@vitelpharma.com

(c)	if to OBMP:

Oncbiomune Pharmaceuticals, Inc.
11441 Industriplex Blvd., Suite 190
Baton Rouge, LA 70809 USA
Attention: Andrew Albert Kucharchuk
Telephone: 225-227-2384
Facsimile: 225 227-2957
Email: akucha1.OBMP@gmail.com

With a copy (which shall not constitute notice) to:

Legal & Compliance, LLC
330 Clematis Street, Suite 217
West Palm Beach, FL 33401
Attention: Lazarus Rothstein, Esq.
Telephone: 561-433-6217
Facsimile: 561-514-0832
Email: lrothstein@legalandcompiance.com

Clause 5.6 Exhibits and Headings. All documents attached hereto, or that are referenced herein, are incorporated by reference, and shall form an integral part of this Agreement. If there is a conflict between this Agreement and such documents, this Agreement shall govern. The titles and headings included in this Agreement are used solely for convenience purposes, and shall not define, limit, or describe in any way the scope, or intent (or otherwise affect the construction) of any provision of this Agreement.

Clause 5.7 Fees and Expenses. Each party shall pay its own costs and expenses incurred in connection with the preparation and execution of this Agreement.

Clause 5.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to the conflicts of laws rules of such state.

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Clause 5.9 Arbitration. Any and all claims or controversies arising from or relating to, this Agreement, its interpretation, or its alleged breach or enforcement, shall be resolved by binding arbitration before the American Arbitration Association (“AAA”) according to the Commercial Arbitration Rules of the AAA then in effect (the “AAA Rules”). The arbitration shall occur in New York, New York and the parties waive any objection to this choice of alternative dispute resolution, procedures or venue. The parties shall each appoint a single arbitrator and such arbitrators shall agree upon a third arbitrator or, if no agreement can be reached within fourteen (14) days after the AAA provides the list of names from its National Roster, the AAA shall appoint the third arbitrator according to the AAA Rules then in effect. Any arbitration hereunder shall be conducted in English and shall be completed within one hundred and eighty (180) days after appointment of the third arbitrator. The arbitrators shall be authorized to award reasonable attorneys’ fees and costs to the prevailing party in the arbitration, and to include such sum in the final arbitration award. The arbitrators may not award punitive, consequential or special damages. The arbitration award may be confirmed as a judgment in any court having jurisdiction of the subject matter and parties.

Clause 5.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY

Clause 5.11 Specific Enforcement; Cumulative Remedies. The parties hereto acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in his or its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Clause 5.5 shall be deemed effective service of process on such party. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

Clause 5.12 Entire Agreement. This Agreement and any exhibits and other documents referred to herein constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and thereof and supersede all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto, or between any of them, with respect to the subject matter hereof and thereof.

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Clause 5.13 Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void, illegal, unenforceable or against regulatory or public policy to any extent, such term, provision, covenant or restriction shall be deemed modified to the limited extent necessary for such term, provision, covenant or restriction to no longer be invalid, void, illegal, unenforceable or against regulatory or public policy and to achieve the maximum intent of the parties, and the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

Clause 5.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement will become effective when duly executed and delivered by each party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Clause 5.15 Binding Agreement. Each and all of the covenants, terms, provisions and agreements contained in this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, successors and permitted assigns.

IN WITNESS WHEREOF, the parties enter into and execute this Agreement through their respective duly authorized legal representatives, on the date mentioned in the preamble.

[The rest of the page is intentionally left blank. Signature pages follow.]

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Signature page for the Contribution Agreement dated March 9, 2017, entered into by and between Manuel Cosme Odabachian, Carlos Fernando Alaman Volnie and Oncbiomune Pharmaceuticals, Inc.

     By:  /s/ Manuel Cosme Odabachian

Name: Manuel Cosme Odabachian

On his own behalf

By: /s/ Carlos Fernando Alaman Volnie

Name: Carlos Fernando Alaman Volnie

On his own behalf

[The rest of the page is intentionally left blank. Signature pages follow.]

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Signature page for the Contribution Agreement dated March 9, 2017, entered into by and between Manuel Cosme Odabachian, Carlos Fernando Alaman Volnie and Oncbiomune Pharmaceuticals, Inc.

ONCBIOMUNE PHARMACEUTICALS, INC

By: /s/ Andrew A. Kucharchuk

Name: Andrew A. Kucharchuk

Its: Attorney-in-fact

[The rest of the page is intentionally left blank.]

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EXHIBIT A

ACTIVITIES NOT SUBJECT TO NON-COMPETE

The following business activities shall be deemed Excluded Businesses, as provided for in this Agreement so long as such business activity (i) is currently conducted by MCO or CAV pursuant to the terms of any contract or agreement (the “Excluded Contracts”) as in effect as of the date hereof and for so long as such contract or agreement is in effect, without any amendment to or renewal of such contract or agreement after the Closing; (ii) does not interfere with MCO or CAV’s duties under their employment agreements with Vitel, and (iii) does not compete with any of the products that are part of the Restricted Business anywhere in the world (collectively, the “Excluded Business”):

-	Clinical trials & contract research organization (CRO) services in Mexico.

-	Regulatory affairs consulting services and third party lobbying for sanitary registrations in Mexico.

-	Warehousing and/or hosting of pharmaceutical, biological, over-the-counter (OTC), supplements, medical devices and other health care products in Mexico.

-	Distribution of pharmaceutical, biological, OTC, supplements, medical devices and other health care products to the private and/or government segment in Mexico.

-	Manufacturing and development of branded generics, cosmetic, medical devices and private labels throughout Mexico.

-	Consulting services to international and Mexican companies in the healthcare market.

-	Consulting for the sale, license, acquisition for Mexican and/or foreign companies in Mexico.

i